EXHIBIT 99.3

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered this 29th day of October 2014, by and between Castle Holding Corp. (“CHOD”), a Nevada corporation, and Castle Advisors Inc. (“CAI”), a New York corporation and wholly-owned subsidiary of CHOD.

WITNESSETH

WHEREAS, CHOD is the parent of CAI and CAI is a wholly-owned subsidiary of CHOD;

WHEREAS, CHOD anticipates closing a Stock Purchase Agreement (the “Stock Purchase”) with John V. Cappello (“JVC”), which transaction is expected to close on or about November 20, 2014; and

WHEREAS, the Board of Directors of CHOD has resolved that it would be in the best interests of CHOD and its common stockholders that all of the outstanding securities of CAI (the “CAI Shares”) should  be  distributed to the record common stockholders of CHOD existing at the close of business on November 10, 2014  (the “Record Date”) and prior to closing of the Stock Purchase;

NOW, THEREFORE, in consideration the sufficiency of which is hereby acknowledged, it is agreed:

1. The effective date of the Distribution is November 17, 2014.

2. At the close of business on November 10, 2014, there shall be approximately 37,040,710 outstanding shares of CHOD common stock.  Only CHOD stockholders of record at that time on November 10, 2014 (and prior to the closing of the Stock Purchase), the Record Date for the Distribution, will be entitled to participate in the Distribution.

3. All of the CAI shares that are owned by CHOD will be deposited with Michael T. Studer CPA (“Studer”) and held by Studer in escrow (the “Distribution Escrow”) with a list of common stockholders of CHOD at the Record Date, subject to Distribution, on satisfaction of the following conditions:

(a)  Filing of Amendment to CAI Certificate of Incorporation to increase the number of authorized shares of CAI common stock.

(b) Preparation of a Registration Statement or Information Statement relating to CAI and the Distribution compliant with securities laws.

(c) Delivery of CAI Shares and a Registration Statement or Information Statement to CHOD Record Date common stockholders.

4. Costs of the Distribution will be paid by CAI.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

Castle Holding Corp.	Castle Advisors Inc.

/s/ George R. Hebert	/s/ George R. Hebert
George R. Hebert, President	George R. Hebert, President

/s/ Michael T. Studer	/s/ Michael T. Studer
Michael T. Studer, Secretary/Treasurer	Michael T. Studer, Secretary/Treasurer